Contact	Chris Grandis	Moved on Business Wire
	Director, Media Relations	March 5, 2012
CSC Corporate
703.641.2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
CSC Corporate
703.641.3000
investorrelations@csc.com

CSC SIGNS NON-BINDING LETTER OF INTENT WITH UK
DEPARTMENT OF HEALTH

FALLS CHURCH, Va., March. 5 – CSC (NYSE: CSC) CSC announced today that it has signed a non-binding Letter of Intent with the UK Department of Health (NHS) that defines a way forward for CSC to deliver healthcare solutions and services, primarily across the North, the Midlands and East of England, in support of the NHS' reform agenda.  In connection with the announcement, CSC filed a Current Report on Form 8-K with the U.S. Securities and Exchange Commission.

The Letter of Intent reflects a new approach, moving toward a construct of more localized initiatives, reflecting the shift to more devolved decision-making and budgetary control within the NHS. Systems will continue to meet agreed rigorous national standards and will improve connectivity and interoperability of health providers in order to enhance overall patient care in England.

The principles contained in the Letter of Intent are intended to establish a framework for a broad agreement to be entered into by the parties by 31 March 2012.  As a part of this agreement, it is intended that CSC will contract to deliver additional Lorenzo implementations, adding to the 10 deployed successfully to date, with options for more where demand materializes. CSC is confident that Lorenzo’s modern technology base and the fact that it has been specifically designed in collaboration with the NHS, should result in further demand in the future.

Beyond Lorenzo, CSC provides a wide range of other solutions and services to the NHS, including General Practitioner, ambulance, and community systems, and digital imaging, and these services will continue.

CSC believes that the principles contained in the Letter of Intent represent the appropriate way to support the NHS’ reform agenda, providing value for money to taxpayers and, through technology, significantly improving standards of patient care in England.

About CSC
CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 98,000 employees and reported revenue of $16.0 billion for the 12 months ended December 30, 2011. For more information, visit the company’s website at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 1, 2011 and any updating information in subsequent SEC filings.  The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.